Exhibit 99

VIAD Corp TO PROVIDE UPDATED INVESTOR PRESENTATION

Will include updated disclosures regarding performance of past acquisitions and capital projects

PHOENIX, March 14, 2017—Viad Corp (NYSE: VVI) announced today that it will post an updated investor presentation on its Web site at www.viad.com on Wednesday, March 15, 2017 at 6:00 a.m. Eastern Time.  The presentation will be used during upcoming meetings with the investing community and will contain updates regarding the performance of past acquisitions and major capital projects, including the recent renovation of the Banff Gondola and the construction of the Glacier Skywalk.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through its two business groups: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Pursuit is a collection of iconic travel experiences in Alaska, Montana and Western Canada that showcase the best of Banff, Jasper, Waterton Lakes, Glacier, Denali and Kenai Fjords national parks. Viad is an S&P SmallCap 600 company. For more information, visit the company's Web site at www.viad.com.

Contacts:

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

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